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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                      SYMBOL: ABAN
TUESDAY, FEBRUARY 16, 1999                                 TRADED: NASDAQ


Bradenton, Florida, February 16, 1999 -- American Bancshares, Inc. (Nasdaq:
ABAN), the bank holding company for American Bank, today announced that Gerald
L. Anthony is resigning from his position as President and Chief Executive Officer of the Bank effective today in order to concentrate his efforts on his duties as the President and Chief Executive Officer of the Company. Mr. Anthony will retain his position as a director of both the Company and the Bank.

With the growth of the size of the Company and the operations of the Bank, the Board of Directors has determined that the duties of the President of the Company and of the Bank should be split between two individuals who will be responsible for different aspects of the organization's continued growth. As President of the Company, Mr. Anthony will focus on strategic planning for the entire organization on a full time basis reporting directly to the Board of Directors, banking operations will be overseen by a newly appointed President of the Bank. It is expected that reallocation of responsibilities resulting from this restructuring will benefit the long-term prospects and growth of both the Company and the Bank.

The Board of Directors has appointed Jerry L. Neff to serve as the interim President and Chief Executive Officer of the Bank and has established a search committee to conduct an executive search to identify a permanent successor. Mr. Neff, who has substantial banking experience, is expected to be considered for the position on a full time basis, together with all other suitable candidates identified during the executive search.

FOR FURTHER INFORMATION: Contact Brian M. Watterson, Executive Vice President and Chief Financial Officer (941) 761-2128 - or - Investor Relations Consultants, Inc. (813) 796-1451 E-mail: inver@mcimail.com